Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Sitio Royalties Corp.

(Exact Name of Registrant as Specified in its Chapter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Fees To Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 416 (a) and Rule 457(c)	70,478,065	$24.41	$1,720,369,566.65	0.0000927	$159,478.26

	Total Offering Amounts					$1,720,369,566.65

	Total Fees Previously Paid					$ —

	Total Fee Offsets					$ —

	Net Fee Due					$ 159,478.26
(1)

Represents the shares of common stock, $0.0001 par value per share (the “common stock”), of Sitio Royalties Corp. (the “Registrant”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on July 14, 2022, which was $24.41 per share.